Q1 2015 Fixed Income Release                  Exhibit 99.1

Denver, Colorado May 7, 2015: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB and LBTYK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ended March 31, 2015 ("Q1") as compared to the results for the same period last year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We presently expect to issue the March 31, 2015 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2015, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of March 31, 2015.

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Delivered Strong Segment OCF Growth and Record Low Customer Churn

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Continued Focus on Superior Value and Bundles Driving Customer ARPU up 8% Year-Over-Year

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Steady Progress Made On Integrating Ziggo And UPC Nederland

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Revenue Growth Driven by Solid Swiss/Austrian Performance

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Quarterly RGU Gains Fueled by Strength in Broadband

Virgin Media Reports Preliminary Q1 2015 Results
Delivered Strong Segment OCF Growth and Record Low Customer Churn
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering ultrafast broadband, entertainment and market-leading connectivity to 5.5 million customers. The results presented herein have been retrospectively revised to give effect to the UPC Ireland Transfer, as described below.

Operating and financial highlights*:

•	Q1 operating performance driven by record low churn[1] and subscriber growth in the U.K.

◦	Q1 combined U.K./Ireland customer churn of 14.5% driven by a third successive quarter of record low U.K. churn of 14.3%, compared to 15.4% in the comparative period of 2014

◦	Q1 combined RGU[2] additions of 14,000 driven by 23,000 RGU additions in the U.K.

◦	Delivered 115,000 next-generation (TiVo and Horizon) video subscriber additions in Q1

◦	Added 19,000 postpaid mobile subscribers in Q1 driven by Freestyle mobile subscriptions

•
Encouraging early consumer and business interest following the announcement of our U.K. network extension program ("Project Lightning"), in advance of full sales and build programme commencing in the second half of 2015

◦	36,000 two-way homes added during Q1 with the majority added in the last six weeks

•	Focus on under-penetrated small office/home office and small and medium enterprise market

◦	Launched nationwide campaign supported by first TV advertisement targeting all U.K. start-up, small and medium businesses

◦	Offering faster dedicated connections for businesses in Tech City located in East London

•	Rebased[3] revenue increased 3% to £1,130 million in Q1

◦	Q1 rebased total subscription revenue growth of 2% to £926 million, impacted by £20 million lower revenue due to VAT changes as compared to Q1 2014

◦	Rebased business revenue[4] growth of 3% in Q1 with growth in data and amortisation of upfront fees, partially offset by lower voice and local area network equipment revenue

◦	Rebased other revenue growth of 5% in Q1 includes £13 million due to higher Freestyle mobile handset sales[5]

•	U.K. performance driving strong rebased Segment OCF[6] growth of 7% to £504 million in Q1

◦	Segment OCF margin[7] improved to 45% in Q1 from 43% in Q1 2014

◦	Segment OCF growth driven by strong cost control and continued benefit of substantial synergies in the U.K.; Ireland integration started

•	Operating income increased to £97 million, up from £29 million in Q1 2014

•	Property and equipment additions[8] as a percentage of revenue were 20% in Q1

•	Raised £1.8 billion equivalent amount of debt during Q1 to fund the UPC Ireland Transfer and to refinance existing debt to improve our maturity profile

* The financial figures contained in this release are prepared in accordance with U.S. GAAP37. During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganisations of its broadband and wireless communications businesses in Europe, including the intragroup transfer of a controlling interest in UPC Broadband Ireland Ltd. ("UPC Ireland") from UPC Holding B.V. (the "UPC Ireland Transfer") to our company. We have accounted for this common control transfer at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods presented.

Operating Statistics Summary

(Combining Virgin Media and UPC Ireland for both periods)	As of and for the three months ended March 31,
	2015	2014
CABLE

Footprint
Homes Passed[9]	13,513,900	13,429,900
Two-way Homes Passed[10]	13,389,600	13,322,600

Subscribers (RGUs)
Basic Video[11]	37,500	47,800
Enhanced Video[12]	4,070,500	4,087,600
MMDS[13]	27,500	35,900
Total Video	4,135,500	4,171,300
Internet[14]	4,929,500	4,764,100
Telephony[15]	4,573,400	4,459,900
Total RGUs	13,638,400	13,395,300

Q1 Organic RGU Net Additions (Losses)
Basic Video	(2,600)	(3,300)
Enhanced Video	(23,000)	(4,000)
MMDS	(2,700)	(2,600)
Total Video	(28,300)	(9,900)
Internet	29,500	44,800
Telephony	12,500	24,300
Total RGU net additions	13,700	59,200

Customer Relationships
Customer Relationships[16]	5,538,100	5,460,300
Q1 Customer Relationship net additions	2,600	12,800

RGUs per Customer Relationship	2.46	2.45
Q1 Monthly ARPU per Customer Relationship[17]	£48.73	£48.58

Customer Bundling
Single-Play	17.6%	18.0%
Double-Play	18.5%	18.7%
Triple-Play	63.9%	63.3%

Quad-Play[18]	15.6%	14.7%

MOBILE

Mobile Subscribers[19]
Postpaid	2,128,200	1,957,700
Prepaid	879,100	1,040,800
Total Mobile subscribers	3,007,300	2,998,500

Q1 Postpaid net additions	18,800	78,600
Q1 Prepaid net losses	(64,500)	(70,300)
Total Mobile net additions (losses)	(45,700)	8,300

Q1 Monthly ARPU per Mobile Subscriber[20]
Excluding interconnect revenue	£12.80	£12.70
Including interconnect revenue	£14.77	£14.93

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three months ended
March 31, 2015 and 2014.

	Three months ended March 31,		Change
	2015	2014	Rebased %
	in millions, except % amounts
Revenue:
Subscription revenue:
Cable	£809.3	£797.8	2.3
Mobile	116.3	114.1	1.9
Total subscription revenue	925.6	911.9	2.3
Business revenue	156.2	151.4	3.2
Other revenue	48.0	52.3	5.0
Total revenue	£1,129.8	£1,115.6	2.5

Segment OCF	£504.0	£478.2	6.5
Share-based compensation expense	(10.7)	(11.7)
Related-party fees and allocations, net[21]	(19.1)	(11.6)
Depreciation and amortisation	(381.9)	(421.9)
Impairment, restructuring and other operating items, net	5.1	(4.2)
Operating income	£97.4	£28.8

Segment OCF as a percentage of revenue	44.6%	42.9%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2015	2014
	in millions, except % amounts

Customer premises equipment	£78.5	£92.1
Scalable infrastructure	45.3	42.7
Line extensions	28.0	23.9
Upgrade/rebuild	19.6	24.5
Support capital	58.2	39.9
Property and equipment additions	229.6	223.1
Assets acquired under capital-related vendor financing arrangements	(61.8)	(11.5)
Assets acquired under capital leases	(12.1)	(14.6)
Changes in liabilities related to capital expenditures	(2.6)	(15.2)
Total capital expenditures[22]	£153.1	£181.8

Property and equipment additions as a percentage of revenue	20.3%	20.0%

Combined Virgin Media and UPC Ireland Historical Information

OPERATING STATISTICS	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013

Footprint
Homes Passed	13,482,200	13,439,400	13,395,900	13,429,900	13,379,700
Two-way Homes Passed	13,353,300	13,275,800	13,291,400	13,322,600	13,268,700

Subscribers (RGUs)
Basic Video	40,100	42,100	44,500	47,800	51,100
Enhanced Video	4,093,500	4,074,600	4,070,400	4,087,600	4,087,900
MMDS	30,200	31,900	33,600	35,900	38,500
Total Video	4,163,800	4,148,600	4,148,500	4,171,300	4,177,500
Internet	4,900,000	4,823,200	4,767,800	4,764,100	4,714,000
Telephony	4,560,900	4,497,500	4,469,600	4,459,900	4,429,900
Total RGUs	13,624,700	13,469,300	13,385,900	13,395,300	13,321,400

RGU net additions (losses)
Basic Video	(2,000)	(2,400)	(3,300)	(3,300)	(2,900)
Enhanced Video	18,900	4,200	(17,200)	(4,000)	2,600
MMDS	(1,700)	(1,700)	(2,300)	(2,600)	(1,700)
Total Video	15,200	100	(22,800)	(9,900)	(2,000)
Internet	63,000	55,400	3,700	44,800	47,400
Telephony	41,100	27,900	9,700	24,300	10,100
Total RGU net additions (losses)	119,300	83,400	(9,400)	59,200	55,500

Customer Relationships
Customer Relationships	5,535,500	5,469,600	5,436,800	5,460,300	5,441,500
Net additions (losses)	41,100	32,800	(23,500)	12,800	18,600
RGUs per Customer	2.46	2.46	2.46	2.45	2.45
Customer churn	14.7%	15.0%	15.3%	15.3%	15.2%
Monthly ARPU per Customer	£48.76	£48.26	£49.27	£48.58	£47.69

Customer bundling
Single-Play	17.8%	17.7%	17.6%	18.0%	18.1%
Double-Play	18.3%	18.4%	18.6%	18.7%	19.1%
Triple-Play	63.9%	63.9%	63.8%	63.3%	62.8%

Quad-Play	15.5%	15.4%	15.1%	14.7%	14.7%

FINANCIAL STATISTICS	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013
Revenue
Subscription revenue:
Cable	£808.2	£793.0	£808.7	£797.8	£780.8
Mobile	124.3	122.5	119.1	114.1	113.7
Total subscription revenue	932.5	915.5	927.8	911.9	894.5
Business	156.7	154.9	151.2	151.4	147.7
Other	49.5	45.7	47.5	52.3	60.5
Total revenue	£1,138.7	£1,116.1	£1,126.5	£1,115.6	£1,102.7

Segment OCF	£507.2	£487.0	£492.9	£478.2	£463.0
Share-based compensation expense	(6.3)	(8.6)	(7.2)	(11.7)	(22.8)
Related-party fees and allocations, net	(12.4)	(4.4)	(8.2)	(11.6)	(7.9)
Depreciation and amortisation	(386.4)	(381.2)	(418.6)	(421.9)	(416.6)
Impairment, restructuring and other operating items, net	(0.6)	(1.1)	(6.8)	(4.2)	(10.2)
Operating income	£101.5	£91.7	£52.1	£28.8	£5.5

Property and equipment additions	£238.3	£233.9	£220.0	£223.1	£218.4

% of revenue
Segment OCF	44.5%	43.6%	43.8%	42.9%	42.0%
Property and equipment additions	20.9%	21.0%	19.5%	20.0%	19.8%

Subscriber Statistics

Customer loyalty has remained strong in the U.K where we have delivered another quarter of record low churn. We continue to invest in our superior products and service quality in both Ireland and the U.K. with additional TV content and higher broadband speeds. These investments have supported 5.9% average price increases implemented in the U.K. and Irish markets in Q1 2015. Our 14,000 RGU additions in Q1, comprised 23,000 RGU additions in the U.K. and 9,000 RGU losses in Ireland. Our RGU performance in Ireland was due in part to increased competition. Recent product enhancements in Ireland, including our new top internet speed of 240 Mbps and our SVoD MyPrime service, are expected to support future RGU growth.

We continue to see strong take-up of our top-tier internet and connected TV services. As of Q1, 36% of our 4.9 million internet subscribers were taking speeds of 100 Mbps or higher, up from 12% at the end of Q1 2014. Subscriptions to our next-generation connected TV services, TiVo in the U.K. and Horizon in Ireland, increased by 115,000 during Q1 to 2.8 million at quarter-end, representing 67% of our video base.

Our Q1 ARPU of £48.73 was up 1% after adjusting for currency movements. The benefits from improvements in our tier mix and price increases were partially offset by the impact of VAT changes, which accounted for a £1.11 decrease from our Q1 2014 ARPU, as well as ongoing declines in telephony usage. In terms of mobile, the 19,000 increase in postpaid subscriptions in Q1 was more than offset by a decline in our prepaid base, resulting in a 46,000 decline in our total mobile base. Mobile additions are lower than in Q1 2014 due to lower postpaid subscriber additions, which partly reflect less aggressive pricing for our SIM-only plans.

During Q1, we added a total of 36,000 two-way homes passed and, following the announcement of Project Lightning in February, we have seen an encouraging level of early interest from potential customers and businesses in areas not covered by our cable network. We expect to focus on demand driven new build in the second half of the year, supported by marketing initiatives in select areas.

Financial Summary

Total revenue increased 3% on a rebased basis to £1,130 million. This increase was primarily attributable to (i) higher cable subscription revenue, driven mainly by growth in subscribers, and (ii) a £13 million increase in other revenue due to higher mobile handset sales following the November 2014 launch of our Freestyle proposition, which enables customers to purchase a mobile handset independent of a mobile airtime contract. Previously, handset revenue that was contingent upon delivering future airtime services was recognised over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue. Total subscription revenue growth was also affected by declines due to (a) an £11 million impact from a VAT legislation change that took place on May 1, 2014 and (b) a £9 million change in how VAT is applied to certain components of our operations that took effect on January 1, 2015.

Segment OCF increased by 7% on a rebased basis to £504 million in Q1 due to the aforementioned revenue growth, cost controls and the delivery of substantially all of the expected OCF synergies as a result of reorganization and integration activities following the acquisition by Liberty Global. Q1 Segment OCF growth was also positively impacted by reductions in network infrastructure charges from local authorities, including a nonrecurring £5 million reduction in Q1 2015 and a recurring benefit of £4 million arising from other successful appeals of network infrastructure charges in the second half of 2014. Meanwhile, Segment OCF margin improved from 42.9% in Q1 2014 to 44.6% in Q1 2015.

Property and equipment additions increased 3% in Q1 to £230 million, compared to the prior year period. A decrease in customer premises equipment was more than offset by investment in our mobile billing system and new build activities. As a result, property and equipment additions as a percentage of revenue increased slightly from 20.0% in Q1 2014 to 20.3% in Q1 2015.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details the nominal value and sterling equivalent of the carrying value of Virgin Media's consolidated third-party debt and cash and cash equivalents as of the dates indicated:

	March 31,		December 31,
	2015		2014
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 3.25%) due 2019	£—	£—	£375.0
Term Loan B (LIBOR + 2.75%) due 2020	$2,355.0	1,580.5	1,761.1
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	99.8	99.8
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	847.4	847.4
Revolving Credit Facility	£660.0	—	—
Total Senior Credit Facility		2,527.7	3,083.3

Senior Secured Notes
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	1,100.0
5.375% USD Senior Secured Notes due 2021	$900.0	606.3	641.8
5.50% GBP Senior Secured Notes due 2021	£628.4	636.5	636.8
5.25% USD Senior Secured Notes due 2021	$447.9	309.6	295.3
5.50% USD Senior Secured Notes due 2025	$425.0	286.3	272.8
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	430.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	—
5.25% USD Senior Secured Notes due 2026	$500.0	336.8	—
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	—
6.25% GBP Senior Secured Notes due 2029	£400.0	402.9	403.0
Total Senior Secured Notes		4,780.4	3,779.7

Senior Notes
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.375% USD Senior Notes due 2023	$530.0	357.1	340.1
5.25% USD Senior Notes due 2022	$95.0	64.5	61.5
4.875% USD Senior Notes due 2022	$118.7	80.5	76.7
5.125% GBP Senior Notes due 2022	£44.1	44.5	44.5
6.00% USD Senior Notes due 2024	$500.0	336.8	320.9
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	332.5	—
5.75% USD Senior Notes due 2025	$400.0	269.5	—
Total Senior Notes		2,035.4	1,393.7

6.50% USD Convertible Senior Notes due 2016	$54.8	38.2	36.5
Capital Lease Obligations		155.8	163.8
Vendor Financing		151.6	227.0
Total third-party debt and capital lease obligations		9,689.1	8,684.0

Less: cash and cash equivalents		37.3	36.6
Net third-party debt and capital lease obligations[23]		£9,651.8	£8,647.4

Exchange rate (€ to £)		1.3836	1.2877
Exchange rate ($ to £)		1.4843	1.5581

Total third-party debt increased by £1.0 billion during Q1 primarily due to the financing associated with the UPC Ireland Transfer. In January, we issued £300 million principal amount of 5.125% senior secured notes due 2025, $400 million (£269.5 million) principal amount of 5.75% senior notes due 2025 and €460 million (£332.5 million) principal amount of 4.5% senior notes due 2025 to fund the UPC Ireland Transfer, which subsequently was completed on February 12, 2015.

In March, we issued an additional $500 million (£336.8 million) principal amount of 5.25% senior secured notes due 2026 and £525 million principal amount of 4.875% senior secured notes due 2027. The net proceeds were used to (i) prepay in full the £375 million outstanding principal amount of Term Loan A and $400 million (£269.5 million) of the outstanding principal amount of Term Loan B and (ii) redeem 10% of the principal amount of certain series of outstanding senior secured notes. In April, we executed a $500 million (£336.8 million) tap on the 5.25% senior secured notes due 2026 issued at 101% of par. The proceeds were used to further reduce the amount outstanding on our Term Loan B on May 1, 2015.

Following these financing activities, our fully-swapped third-party debt borrowing cost24 improved to 5.6%, as compared to 6.0% at Q1 2014, and the average tenor of our third-party debt is now over eight years.

Based on the results for Q1 2015, and subject to the completion of our Q1 2015 compliance reporting requirements, the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.65x and the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.63x, in each case, calculated in accordance with the Senior Credit Facility. As of March 31, 2015, we had maximum undrawn commitments of £660 million. When the March 31, 2015 compliance reporting requirements are completed, we anticipate the full amount of unused commitments will continue to be available.

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Unitymedia Reports Preliminary Q1 2015 Results

Continued Focus on Superior Value and Bundles Driving Customer ARPU up 8% Year-Over-Year
Unified-Brand Strategy Across German Footprint Kicked Off in April
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg. We provide cable television services, as well as internet and telephony services under our "Unitymedia" brand to 7.1 million customers who reside in our fiber-rich footprint.

Operating and financial highlights*:

•	Implemented a 10% price increase to 1.3 million legacy broadband subscribers in February

◦	Monthly ARPU[17] per customer grew 8% to €22.80 in Q1, best growth in seven quarters

•	Q1 net additions of 29,000 RGUs[2], primarily impacted by anticipated churn as a result of the aforementioned broadband price increase

◦	Added 35,000 broadband internet and 27,000 telephony RGUs in Q1

◦	Record quarter of Horizon TV additions in Q1 with 80,000 new subscribers, increasing our total next-generation video base to 326,000

•	Entered into a distribution agreement with Maxdome, Germany's leading subscription-based video-on-demand ("SVoD") platform

•	Launched a new high-value product portfolio in March with Horizon TV, SVoD from Maxdome and superfast broadband to offer the best "plug&play" solution in our footprint

◦	Enhanced Horizon Go, which now offers over 100 channels in combination with Maxdome SVoD, and nearly all linear live TV channels are available out-of-home

◦	In March 2015, started offering all new customer acquisition bundles at higher price points

•	Initiated unified-brand strategy across German footprint in April following full KabelBW integration

◦	New TV campaign highlights Unitymedia's endless opportunities in the digital world

•	Revenue increased 6% to €538 million and Adjusted Segment EBITDA[29] up 7% to €334 million in Q1

◦	Both growth rates were negatively impacted by a favorable non-recurring item in Q1 2014

•	Net loss in Q1 was €40 million

•	Property, equipment and intangible asset additions[8] were 27.5% of revenue in Q1

•	Refinanced €1.0 billion of debt in Q1, improving cost of debt by 210 basis points and extending tenor

* The financial figures contained in this release are prepared in accordance with EU-IFRS32. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP37. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2015	2014

Footprint
Homes Passed[9]	12,722,400	12,639,900
Two-way Homes Passed[10]	12,415,800	12,311,200

Subscribers (RGUs)
Basic Video[11]	5,131,500	5,344,000
Enhanced Video[12]	1,393,400	1,240,800
Total Video	6,524,900	6,584,800

Internet[14]	2,931,000	2,661,200
Telephony[15]	2,775,100	2,579,300
Total RGUs	12,231,000	11,825,300

Q1 Organic RGU Net Additions (Losses)
Basic Video	(65,500)	(44,400)
Enhanced Video	32,500	27,800
Total Video	(33,000)	(16,600)

Internet	34,600	81,600
Telephony	27,100	61,800
Total RGU net additions	28,700	126,800

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	21.4%	18.8%
Internet as % of Two-way Homes Passed[28]	23.6%	21.6%
Telephony as % of Two-way Homes Passed[28]	22.4%	21.0%

Customer Relationships
Customer Relationships[16]	7,111,600	7,080,800
RGUs per Customer Relationship	1.72	1.67
Q1 Monthly ARPU per Customer Relationship	€22.80	€21.07

Customer Bundling
Single-Play	59.4%	62.4%
Double-Play	9.3%	8.1%
Triple-Play	31.3%	29.5%

Mobile statistics
Mobile subscribers[19]	322,700	255,300

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2015 and 2014.

	Three months ended March 31,
	2015	2014	Change
	in millions, except % amounts

Revenue	€538.3	€508.7	6%

Adjusted Segment EBITDA	€334.3	€312.6	7%

Depreciation and amortization	(189.5)	(176.8)
Impairment, restructuring and other operating items, net	(0.3)	(1.6)
Share-based compensation expense	(1.0)	(0.6)
Related-party fees and allocations[21]	(33.4)	(26.5)
Earnings before interest and taxes ("EBIT")	110.1	107.1

Net financial and other expense	(144.7)	(133.3)
Income tax benefit (expense)	(5.3)	5.5
Net loss	€(39.9)	€(20.7)

Adjusted Segment EBITDA as % of Revenue	62.1%	61.5%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2015	2014
	in millions, except % amounts

Customer premises equipment	€34.7	€25.0
Scalable infrastructure	17.9	14.1
Line extensions / new build	11.5	12.0
Upgrade / rebuild / network improvement	40.0	36.8
Support capital	10.2	7.6
Capitalized subscriber acquisition costs	21.4	16.7
Software and licenses	12.3	12.3
Property, equipment and intangible asset additions	148.0	124.5

Assets acquired under capital-related vendor financing arrangements	(39.5)	(19.6)
Changes in liabilities related to capital expenditures	7.5	2.1
Total capital expenditures[22]	€116.0	€107.0

Property, equipment and intangible asset additions as a % of Revenue	27.5%	24.5%

Subscriber Statistics

Entering 2015, we continued our strategy of focusing on customer value and providing the best entertainment and broadband experience in our market. In order to harvest the investments we have made in our superior products and network, we implemented a price increase for 1.3 million of our broadband subscribers in February, driving monthly ARPU per customer up 8% in Q1 on a year-over-year basis, the highest increase in seven quarters. This price increase follows the video price increases we initiated in the second half of 2014 and underpins our strategy of balancing price and volume growth. On the volume side, our RGU net additions of 29,000 were tempered as compared to 127,000 in Q1 2014, partly due to our price increases and approximately 20,000 incremental RGU losses related to housing association contract disconnections.

Our video attrition was 16,000 higher as compared to the first quarter of 2014, mainly due to the aforementioned disconnection of housing associations with 12,000 video RGUs and the aforementioned price increases. However, Horizon TV, our next-generation video platform, had its best quarterly performance ever. We added over 80,000 new Horizon TV subscribers during Q1 2015, as compared to 44,000 during Q1 2014, partly driven by the successful Horizon TV launch in the Baden-Württemberg region and successful Horizon TV marketing efforts. As of March 31, 2015, we had 326,000 Horizon TV subscribers, representing 23% of our enhanced video base and 5% penetration of our total video base, which provides a substantial opportunity for continued upsell.

Our broadband RGU growth of 35,000 in Q1 was 47,000 lower than in Q1 2014 due largely to the aforementioned price increase. As a result of continued demand for superfast broadband, over 60% of our new subscribers chose products with speeds of 120 Mbps or higher in Q1. With broadband penetration of only 24%, the ability to offer superior speeds across our entire footprint and the upcoming deployment of EuroDocsis 3.1 technology, we are well positioned for continued growth. Our telephony RGUs were similarly impacted by the broadband price increase, as we typically bundle our telephony products with our broadband internet offerings.

During Q1, we signed a new distribution agreement with Maxdome, Germany's leading SVoD service, and launched a new product portfolio containing more value for our customers in early March. These new offers feature Horizon TV with DVR functionality, Maxdome's rich SVoD offering and further enhancement of our multi-screen "Horizon Go" video service. In conjunction with these improvements, we increased the price points of our customer acquisition portfolio by approximately €5 to €13 per month, depending on the bundle and tier, and reduced the promotional period from 12 to 9 months. This will enable us to continue investing in our value leadership by offering the best broadband connection along with outstanding content and functionalities to our customers.

Financial Summary

Total revenue increased 6% to €538 million in Q1 2015. This growth was primarily attributable to higher cable subscription revenue, driven by growth in subscribers and an increase in ARPU, partially offset by the €9 million negative impact of a favorable revenue settlement during Q1 2014, of which €8 million positively impacted our Adjusted Segment EBITDA in the prior-year period. We delivered 7% Adjusted Segment EBITDA growth as compared to Q1 2014, primarily due to the aforementioned revenue growth drivers.

Our property, equipment and intangible asset additions were 27.5% of revenue in Q1 2015, compared to 24.5% in the prior year period. The increase was largely attributable to higher customer premises equipment due to record Horizon TV subscriber additions, as well as an increase in capitalized subscriber acquisition costs due largely to higher commissions paid on our higher-priced product portfolio.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of Unitymedia's third-party debt and cash and cash equivalents as of the dates indicated:

	March 31, 2015		Dec. 31, 2014
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Super Senior Revolving Credit Facility (Euribor+2.25%) due 2020	€80.0	€—	€80.0
Senior Revolving Credit Facility (Euribor+2.75%) due 2020	€420.0	—	200.0
Total Senior Credit Facilities		—	280.0

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€585.0	585.0	650.0
5.125% EUR Senior Secured Notes due 2023	€450.0	450.0	500.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	932.1	826.4
5.625% EUR Senior Secured Notes due 2023	€315.0	315.0	350.0
5.750% EUR Senior Secured Notes due 2023	€450.0	450.0	500.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	512.7	454.5
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	—
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,219.8	4,755.9

Senior Notes
3.750% EUR Senior Notes due 2027	€700.0	700.0	—
6.125% USD Senior Notes due 2025	$900.0	838.9	743.8
9.500% EUR Senior Exchange Notes due 2021	€—	—	616.6
Total Senior Notes		1,538.9	1,360.4

Finance lease obligations		5.2	5.2
Vendor financing		115.9	96.5
Transaction costs and accrued third-party interest		36.2	52.3
Total third-party debt and finance lease obligations		6,916.0	6,550.3

Less: cash and cash equivalents		8.7	14.4
Net third-party debt and finance lease obligations[23]		€6,907.3	€6,535.9

Exchange rate ($ to €)		1.0728	1.2100

At March 31, 2015, our fully-swapped third-party debt borrowing cost24 improved to 4.9%, as compared to 5.4% at December 31, 2014, and the average tenor of our third-party debt is now nearly 10 years. During Q1, we issued €500 million principal amount of 3.5% senior secured notes due 2027, which were used to redeem 10% of the principal amount of certain senior secured notes, repay the outstanding drawings under our senior revolving credit facility and pay the related call premium and transaction costs where applicable. In addition, we issued €700 million of 3.75% senior notes due 2027. The net proceeds were used to redeem the 9.50% EUR Senior Exchange Notes and to pay the related call premium and transaction costs. Based on the results for Q1 2015, and subject to the completion of our Q1 2015 compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.84x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.95x, each as defined and calculated in accordance with our Senior Revolving Credit Facilities. As of March 31, 2015, we had maximum undrawn commitments of €500 million. When the March 31, 2015 compliance reporting requirements are completed, we anticipate €482 million will be available.

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Ziggo Reports Preliminary Q1 2015 Results

Steady Progress Made On Integrating Ziggo And UPC Nederland
Launched Unified Portfolio Under Ziggo Brand In April
Offering More Value with Horizon TV & Broadband Speeds
Ziggo Group Holding B.V. ("Ziggo") is the leading Dutch provider of entertainment, information and communication through television, internet and telephony services, providing 9.9 million services to its 4.2 million customers.

Operating and financial highlights*:

•	Continued competitive pressure and our network and product harmonization efforts were among the factors that impacted our first quarter RGU[2] performance, resulting in a net loss of 47,000 RGUs

◦	Delivered 10,000 broadband internet RGUs in Q1 or 93,000 in the last twelve months

◦	Added 44,000 Horizon TV subscribers in Q1, growing next-generation TV base to 375,000

◦	Postpaid mobile subscriber additions of 29,000 in Q1 or 105,000 in the last twelve months

•	Steady progress made on integration since mid-November 2014; starting to drive scale benefits across the organization

◦	Completed network and product harmonization in former Ziggo footprint, which enabled the launch of our new high-value product portfolio under the unified Ziggo brand in April

◦	Targeting reduction of approximately 450 permanent positions through 2018 and closure of three offices to result in a more streamlined and efficient organization[34]

•	Unified portfolio as of mid-April including Horizon TV, Horizon Go, MyPrime, Replay TV and mobile

◦	Additional content and functionality in core bundle "Complete" offered at an incremental €5

◦	Created national challenger in business market with launch of new Ziggo Business portfolio

•	Rebased[3] revenue growth of 1% to €628 million in Q1

◦	Monthly ARPU[17] per customer grew 4.2% to €44.39 in Q1

•	Rebased Segment OCF[6] decline of 4% to €326 million in Q1 impacted by €14 million of expenses associated with rebranding and network and product harmonization efforts

•	Operating income was €9 million in Q1 2015 as compared to €71 million in the prior year period

•	Property and equipment additions[8] were 17% of revenue in Q1, as compared to 22% in Q1 2014, driven by rationalization of non-CPE projects following the integration

•
Issued €1.6 billion equivalent of bonds in Q1 and effectively rolled €689 million of loans from UPC Holding credit pool as part of the Netherlands Reorganization that resulted in the creation of a unified Dutch credit pool

* The financial figures contained in this release are prepared in accordance with U.S. GAAP37. The financial and operating information included herein as of and for the three months ended March 31, 2014, and for other periods that precede the November 11, 2014 common control date, is presented on a pro forma basis that gives effect to the transfers of Ziggo Holding B.V. (“Ziggo Holding”) and UPC Nederland B.V. (“UPC Nederland”) (collectively, “the Netherlands Reorganization”) into Ziggo as if they had occurred on January 1, 2014. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 31 on page 37.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2015	2014
	Historical	Pro forma[31]
Footprint
Homes Passed[9]	6,993,600	6,949,700
Two-way Homes Passed[10]	6,979,200	6,936,300

Subscribers (RGUs)[26]
Basic Video[11]	871,800	1,022,000
Enhanced Video[12]	3,368,100	3,363,600
Total Video	4,239,900	4,385,600
Internet[14]	3,076,300	2,983,000
Telephony[15]	2,568,600	2,580,500
Total RGUs	9,884,800	9,949,100

Q1 Organic RGU Net Additions (Losses)
Basic Video	(30,300)	(48,000)
Enhanced Video	(19,200)	18,400
Total Video	(49,500)	(29,600)
Internet	10,300	53,000
Telephony	(7,400)	25,400
Total RGU net additions (losses)	(46,600)	48,800

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[27]	79.4%	76.7%
Internet as a % of Two-way Homes Passed[28]	44.1%	43.0%
Telephony as a % of Two-way Homes Passed[28]	36.8%	37.2%

Customer Relationships
Customer Relationships[16]	4,241,900	4,387,800
RGUs per Customer Relationship	2.33	2.27
Q1 Monthly ARPU per Customer Relationship	€44.39	€42.62

Customer Bundling
Single-Play	25.5%	30.0%
Double-Play	15.9%	13.1%
Triple-Play	58.6%	56.9%

Mobile Statistics
Mobile subscribers[19]	158,400	53,800

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three months ended
March 31, 2015 and 2014.

	Three months ended March 31,		Change
	2015	2014	Pro forma%	Rebased %
	Historical	Pro forma[31]
	in millions, except % amounts
Revenue	€627.8	€627.5	—	0.6

Segment OCF	€325.8	€341.1	(4.5)	(3.5)
Share-based compensation expense	(1.1)	(0.3)
Related-party fees and allocations[21]	(40.1)	(36.0)
Depreciation and amortization	(269.5)	(232.5)
Impairment, restructuring and other operating items, net	(5.9)	(1.7)
Operating income	€9.2	€70.6

Segment OCF as a percentage of revenue	51.9%	54.4%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2015	2014
	Historical	Pro forma[31]
	in millions, except % amounts

Customer premises equipment	€38.6	€39.0
Scalable infrastructure	26.8	20.4
Line extensions	14.5	10.9
Upgrade/rebuild	11.6	21.1
Support capital	16.4	44.4
Property and equipment additions	107.9	135.8
Assets acquired under capital-related vendor financing arrangements	(3.9)	(3.0)
Assets acquired under capital leases	(2.8)	(8.6)
Changes in liabilities related to capital expenditures	3.4	1.1
Total capital expenditures[22]	€104.6	€125.3

Property and equipment additions as a percentage of revenue	17.2%	21.6%

Subscriber Statistics

During the first quarter of 2015 we lost 47,000 RGUs, including 43,000 in the former Ziggo footprint. This reflects the continued competitive landscape and lower sales and higher churn in the former Ziggo footprint associated with the network and product harmonization that we completed in March. Prior to the completion of these efforts, Ziggo and UPC Nederland operated under two separate brands and marketing approaches. In April, we launched our unified portfolio under the Ziggo brand name and we now offer all of our customers the same great products and functionality, including Horizon TV and Replay TV, Horizon Go, MyPrime, broadband speeds up to 200 Mbps, mobile services and access to 2 million WiFiSpots across our footprint.

From a product perspective, our video attrition in Q1 was 20,000 RGUs higher as compared to Q1 2014, mainly as a result of the above mentioned impacts. In the former UPC Nederland footprint, we continued to see strong demand for Horizon TV and added 44,000 subscribers in Q1, bringing our total Horizon TV base to 375,000. This represents a 34% penetration of the former UPC Nederland enhanced video base, or 9% of our total video base, providing ample conversion opportunity following our national Horizon TV introduction in mid-April.

Powered by our superior network, we added 93,000 broadband internet RGUs over the last twelve months, of which 10,000 were added during Q1. Driven by the continued demand for superfast broadband speeds, the weighted average speed that customers currently receive on our network increased over 50% year-over-year to 90 Mbps in Q1. Our ongoing network investments continue to pay off, as evidenced by Ziggo being voted the best internet provider in the Netherlands by the independent Dutch website Tweakers.net for the fifth time in a row in February. With respect to fixed-line telephony, we experienced a decline of 7,000 RGUs during Q1 reflecting increased demand from 'mobile-only' households for video and broadband internet dual-play bundles.

Driven in part by price increases implemented after March 31, 2014, our ARPU per customer relationship rose by 4.2% year-over-year.

We are making significant progress on the wireless front, including preparations for the launch of our 4G mobile service as well as ongoing expansion of our WiFiSpots, which will further enhance the customer experience. We added 29,000 mobile subscribers during Q1 to reach a total of 158,000 mobile subscribers. We look forward to creating the leading challenger in the Dutch mobile market and, in combination with a targeted convergence strategy, we see ample opportunity for mobile growth ahead of us.

Financial Summary

Total revenue increased 1% on a rebased basis to €628 million. This improvement is primarily attributable to increases in (i) cable subscription revenue, driven mainly by higher ARPU, and (ii) mobile subscription revenue, primarily from growth in subscribers. This increase was partially offset by (a) lower revenue from set-top box sales due to Ziggo’s increased emphasis on the rental of set-top boxes in the former Ziggo footprint and (b) a decrease in installation revenue. Segment OCF was €326 million in the first quarter of 2015, representing a decline on a rebased basis of 3.5% from the same period in 2014. The Segment OCF decline is due in part to €14 million of expenses associated with our rebranding and network and product harmonization efforts, partially offset by the aforementioned growth in revenue.

The decrease in property and equipment additions as a percent of revenue is primarily attributable to lower non-CPE additions, as certain projects initiated by Ziggo in the pre-acquisition periods were discontinued in Q4 2014 after the completion of Liberty Global's acquisition of Ziggo Holding.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of Ziggo's consolidated third-party debt and cash and cash equivalents as of the dates indicated:

	March 31,		December 31,
	2015		2014
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$2,350.0	€2,159.2	€1,913.5
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€2,000.0	1,980.4	1,979.8
3.75% Senior Secured Proceeds Loan due 2025	€800.0	800.0	—
4.625% Euro Senior Proceeds Loan due 2025	€400.0	400.0	—
5.875% Dollar Senior Proceeds Loan due 2025	$400.0	372.9	—
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€689.2	689.2	—
Revolving Credit Facility	€650.0	—	—
Elimination of the Proceeds Loans in consolidation		(1,572.9)	—
Total Senior Credit Facilities		4,828.8	3,893.3

Senior Secured Notes
3.75% Senior Secured Notes due 2025	€800.0	800.0	—
3.625% Senior Secured Notes due 2020	€71.7	73.7	73.8
Total Senior Secured Notes		873.7	73.8

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	814.7	816.2
4.625% EUR Senior Notes due 2025	€400.0	400.0	—
5.875% USD Senior Notes due 2025	$400.0	372.9	—
Total Senior Notes		1,587.6	816.2

Vendor financing		3.3	10.5
Capital lease obligations		0.4	0.5
Total third-party debt and capital lease obligations		7,293.8	4,794.3

Less: cash and cash equivalents		87.4	28.2
Net third-party debt and capital lease obligations[23]		€7,206.4	€4,766.1

Exchange rate ($ to €)		1.0728	1.2100

During Q1, we issued (i) €800 million principal amount of 3.750% senior secured notes, (ii) €400 million principal amount of 4.625% senior notes and (iii) $400 million (€372.9 million) principal amount of 5.875% senior notes, all due in 2025. The proceeds were used to fund the transfer of UPC Nederland to our company as part of the Netherlands Reorganization. In addition, as part of the transfer of UPC Nederland, certain lenders rolled €684 million in term loans from the UPC Holding credit pool to the Ziggo credit pool and increased their total commitments to €689 million. Following these financing activities, our fully-swapped third-party debt borrowing cost24 was 4.9% at March 31, 2015, and the average tenor of our third-party debt was over 7 years. Based on the results for Q1 2015, and subject to the completion of our Q1 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.61x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.64x, in each case, calculated in accordance with our Senior Credit Facilities. Upon completion of our Q1 2015 reporting requirements, we anticipate that the full €650 million of our undrawn commitments will continue to be available.

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UPC Holding Reports Preliminary Q1 2015 Results
Revenue Growth Driven by Solid Swiss/Austrian Performance
Continued Focus on High-Value Product Offerings Across UPC Footprint
UPC Holding B.V ("UPC Holding") connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 12.2 million television, broadband internet and telephony services at Q1 2015.

Operating and financial highlights*:

•	Q1 RGU performance adversely impacted by competition and price increases

◦	ARPU[17] per customer up 3% on an FX-neutral[35] basis, including 6% at Switzerland

◦	Added 23,000 RGUs[2], including 9,000 in Switzerland/Austria

◦	Successful implementation of price increases in Switzerland, Austria and Hungary

◦	Central and Eastern European ("CEE") RGU growth below Q1 2014 level, mainly due to lower telephony growth, partially offset by better RGU performance in the Czech Republic

•	Offering high-value bundles with top speeds between 240 and 500 Mbps across our 7 markets

◦	Another strong quarter for Horizon with 34,000 new subscribers in Q1

◦	In April, expanded Horizon TV triple-play bundles including MyPrime to the Czech Republic following launch of Horizon Go in November 2014

◦	Multi-screen service Horizon Go now in 6 out of 7 markets, offering out-of-home capabilities

◦	Increased WiFiSpots to 1.8 million and started Czech Republic WiFi trial in April

◦	Began offering all new acquisition bundles in Switzerland at higher price points in March

•	Swiss/Austrian integration continues to streamline operations; up to 250 employee redundancies expected through 2018

•	Rebased[3] revenue up 3%, driven by a 4% increase in our Swiss/Austrian operation

•	Rebased Segment OCF[6] declined 1%, primarily due to a Q1 2014 accrual release in Poland and an increase in recurring VAT payments in our DTH operation that took effect on January 1, 2015

◦	Our Swiss/Austrian business delivered 3% rebased Segment OCF growth in Q1

•	Property and equipment additions[8] were 15% of revenue, down 340 basis points year-over-year

•	Restructured UPC credit pool during Q1 with the extractions of UPC Ireland in February and UPC Nederland in early March

* The financial figures contained in this release are prepared in accordance with U.S. GAAP37. During the first quarter of 2015, Liberty Global completed certain internal reorganizations of its broadband and wireless communications businesses in Europe that resulted in the transfer of (i) UPC Broadband Ireland Ltd. ("UPC Ireland") and its subsidiaries, (ii) UPC Nederland B.V. ("UPC Nederland") and its subsidiaries and (iii) certain entities (the "Corporate Entities") from our company to certain other Liberty Global subsidiaries outside of UPC Holding (collectively, the "Common Control Transfers"). The Corporate Entities incur central and other administrative costs that are allocated to Liberty Global’s operating subsidiaries, including UPC Holding following the transfer of the Corporate Entities. We have accounted for the Common Control Transfers at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to these transactions for all periods presented.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2015	2014

Footprint
Homes Passed[9]	12,279,400	11,902,000
Two-way Homes Passed[10]	11,981,500	11,213,800

Subscribers (RGUs)[26]
Basic Video[11]	1,725,300	2,019,600
Enhanced Video[12]	3,471,600	3,275,500
DTH[25] + MMDS[13]	780,700	765,400
Total Video	5,977,600	6,060,500

Internet[14]	3,784,300	3,524,200
Telephony[15]	2,459,900	2,340,500
Total RGUs	12,221,800	11,925,200

Q1 Organic RGU Net Additions (Losses)
Basic Video	(46,300)	(82,500)
Enhanced Video	8,100	65,900
DTH + MMDS	(3,200)	(14,100)
Total Video	(41,400)	(30,700)

Internet	41,700	61,400
Telephony	22,400	42,900
Total RGU net additions	22,700	73,600

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	66.8%	61.9%
Internet as % of Two-way Homes Passed[28]	31.6%	31.4%
Telephony as % of Two-way Homes Passed[28]	20.5%	20.9%

Customer Relationships
Customer Relationships[16]	6,741,900	6,777,500
RGUs per Customer Relationship	1.81	1.76
Q1 Monthly ARPU per Customer Relationship	€26.82	€24.61

Customer Bundling
Single-Play	49.7%	52.7%
Double-Play	19.4%	18.6%
Triple-Play	30.9%	28.7%

Mobile Statistics
Mobile subscribers[19]	39,600	23,100

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three months ended March 31, 2015 and 2014.

Revenue	Three months ended March 31,		Change
	2015	2014	Rebased %
	in millions, except % amounts

Switzerland/Austria	€390.1	€338.4	3.8
Central and Eastern Europe	238.0	236.2	0.8
Total	€628.1	€574.6	2.6

Operating Cash Flow	Three months ended March 31,		Change
	2015	2014	Rebased %
	in millions, except % amounts

Switzerland/Austria	€220.9	€193.0	2.6
Central and Eastern Europe	104.9	115.4	(9.2)
Other	—	(0.3)	N.M.
Total Segment OCF	325.8	308.1	(1.3)

Share-based compensation expense	(1.8)	(1.9)
Related-party fees and allocations, net[21]	(65.4)	(62.7)
Depreciation and amortization	(143.6)	(127.9)
Impairment, restructuring and other operating items, net	(10.0)	0.6
Operating income	€105.0	€116.2

Segment OCF as percentage of revenue	51.9%	53.6%
N.M. - not meaningful

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended March 31,
	2015	2014
	in millions
Customer premises equipment	€46.4	€57.8
Scalable infrastructure	14.1	17.3
Line extensions	13.1	10.5
Upgrade/rebuild	13.0	12.1
Support capital	9.1	9.2
Property and equipment additions	95.7	106.9
Assets acquired under capital-related vendor financing arrangements	(122.3)	(80.4)
Assets contributed by parent company[30]	(4.4)	(5.2)
Assets acquired under capital leases	(0.4)	(0.1)
Changes in current liabilities related to capital expenditures	56.5	24.0
Total capital expenditures[22]	€25.1	€45.2

Regional Property and Equipment Additions
Switzerland/Austria	€50.4	€53.8
Central and Eastern Europe	43.3	33.6
Other[36]	2.0	19.5
Total	€95.7	€106.9

Property and equipment additions as a percentage of revenue	15.2%	18.6%

Subscriber Statistics

During the past several quarters, we have continued to make substantial investments in product development and our superior network in order to differentiate and deliver innovative products, including superfast broadband, Horizon TV, WiFi and MyPrime to our customers. In order to harvest the investments we have made in our superior products and network, we implemented price increases in the majority of our markets in Q1 2015. Partly due to elevated churn and continued competitive environments across the footprint, we added 23,000 organic RGUs in the first quarter as compared to 74,000 in Q1 2014. With half of our 6.7 million customer base still subscribing to only one product, our strategy remains to upsell our bundled fixed-line services, as well as mobile products, to these customers. Our total ARPU per customer increased 3% in Q1 on an FX-neutral basis, as compared to Q1 2014, led by our Swiss operation with a 6% FX-neutral growth rate over the same prior-year period.

On the video front, our Q1 attrition of 41,000 RGUs was 10,000 higher than in the prior year period. The increased video losses were mainly driven by a weaker performance in our Swiss business due to a difficult comparison, as Q1 2014 was positively impacted by the introduction of digital products in the Geneva region. Our multi-screen service Horizon Go with in- and out-of-home content capabilities is now live in six countries with Slovakia to follow in Q2. The momentum of Horizon TV, our next-generation video platform, continued as we added 34,000 new subscribers, including 21,000 additions in Poland. Our subscription-based video-on-demand service MyPrime is resonating well with our customers as we see continued high usage in Switzerland and promising initial demand in Hungary and Poland, where we just launched it in late 2014.

Broadband internet remains the key source of our organic subscriber additions. Driven by our superior networks, we added 42,000 broadband RGUs in Q1 2015. Whereas our Swiss/Austrian operation delivered broadband additions broadly in line with the prior year period, our CEE operation experienced lower additions, mainly in Poland due to selective broadband price increases and fierce competition. At the same time, our fixed-line telephony RGU additions of 22,000 in Q1 also declined on a year-over-year basis, primarily driven by lower triple-play take-up in our CEE region, mainly due to improved performance of our double-play video and broadband internet bundles in Romania and Hungary. In terms of mobile, we added 9,000 subscribers in Q1, including 6,000 in Switzerland. Of note, over half of our Swiss additions opted for our mid-tier mobile product. During Q4 2014, we launched full-MVNO mobile offerings on a controlled basis in Austria and Hungary, but related marketing campaigns have not yet been initiated.

Financial Summary

Total revenue increased 3% on a rebased basis to €628 million. This increase is attributable to revenue growth in our Swiss/Austrian segment and, to a lesser extent, CEE operations. The increase in our Swiss/Austrian segment was driven primarily by our Swiss operation, which generated 5% rebased revenue growth. Switzerland’s revenue increase is primarily attributable to increases in (i) cable subscription revenue, driven by higher ARPU and growth in subscribers, and (ii) B2B revenue. The increase at our CEE operation was primarily driven by subscriber growth during the last twelve months in Hungary, Romania and Poland that was only partially offset by a decrease in ARPU at UPC DTH related to the aforementioned change in VAT. We posted total Segment OCF of €326 million, representing a 1% year-over-year rebased decline. Our Swiss/Austrian business reported 3% rebased Segment OCF growth, as compared to the prior year period, primarily as a result of the aforementioned revenue increase, which was only partially offset by increases in operating and SG&A expenses. Our CEE operations reported a 9% decline in rebased Segment OCF compared to the prior year period. This decrease includes the impact of the aforementioned revenue drivers and the negative impact of a €5 million favorable nonrecurring settlement recorded in Poland during Q1 2014. Our property and equipment additions were 15% of revenue in Q1 2015, as compared to 19% in the respective prior year period. This decline was mainly related to a reduced inventory build-up of our centrally-procured customer premises equipment.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of UPC Holding's consolidated third-party debt and cash and cash equivalents as of the dates indicated:

	March 31,		December 31,
	2015		2014
	Nominal Value	Carrying Value	Carrying Value
	in millions
Senior Credit Facility
7.625% EUR Facility V due 2020	€—	€—	€500.0
6.375% EUR Facility Y due 2020	€190.0	190.0	750.0
6.625% USD Facility Z due 2020	$1,000.0	932.1	826.4
7.250% USD Facility AC due 2021	$750.0	699.1	619.8
6.875% USD Facility AD due 2022	$750.0	699.1	619.8
Facility AG (EURIBOR + 3.75%) EUR due 2021	€—	—	1,551.4
Facility AH (LIBOR + 2.50%) USD due 2021	$1,305.0	1,213.7	1,076.0
Facility AI (EURIBOR + 3.25%) EUR due 2019	€1,046.2	200.0	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation		(2,520.3)	(3,316.0)
Total Senior Credit Facility		1,413.7	2,627.4

Senior Secured Notes
7.625% EUR Senior Secured Notes due 2020	€—	—	497.4
6.375% EUR Senior Secured Notes due 2020	€190.0	190.0	750.0
6.625% USD Senior Secured Notes due 2020	$1,000.0	932.1	826.4
7.250% USD Senior Secured Notes due 2021	$750.0	699.1	619.8
6.875% USD Senior Secured Notes due 2022	$750.0	699.1	619.8
Total Senior Secured Notes		2,520.3	3,313.4

Senior Notes
8.375% EUR Senior Notes due 2020	€—	—	640.0
6.375% EUR Senior Notes due 2022	€600.0	595.6	595.5
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	335.4	291.1
Total Senior Notes		1,381.0	1,976.6

Vendor financing		410.7	345.1
Capital lease obligations		25.6	22.8
Total third-party debt and capital lease obligations		5,751.3	8,285.3

Less: cash and cash equivalents		44.8	51.3
Net third-party debt and capital lease obligations[23]		€5,706.5	€8,234.0

Exchange rate ($ to €)		1.0728	1.2100
Exchange rate (CHF to €)		1.0437	1.2026

In connection with the Common Control Transfers, we redeemed the full €500 million principal amount of the 7.625% EUR senior secured notes due 2020, the full €640 million principal amount of the 8.375% EUR senior notes due 2020 on February 13, 2015 and €560 million of the principal amount of the 6.375% EUR senior secured notes due 2020 on March 6, 2015. In addition, we rolled €684 million of Facility AG (EURIBOR + 3.75%) EUR due 2021 to the Ziggo credit pool and prepaid the remainder of this facility.

On April 15, 2015, we issued new senior secured notes with principal amounts of $800 million (€746 million) and €600 million due 2025 and 2027, yielding 5.375% and 4.0%, respectively. The net proceeds were used to redeem (i) the remaining €190 million of principal amount of our 6.375% EUR senior secured notes due 2020, (ii) the outstanding $1 billion (€0.9 billion) principal amount of our 6.625% USD senior secured notes due 2020, (iii) 10% of certain of our other senior secured notes and (iv) the outstanding amount under Facility AI, including related premiums and transaction fees.

At March 31, 2015, our fully-swapped third-party debt borrowing cost24 improved to 5.8%, as compared to 8.0% at Q1 2014, and the average tenor of our third-party debt is now approximately 6.5 years. Based on the results for Q1 2015, and subject to the completion of our Q1 2015 compliance reporting requirements, the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.08x and (ii) the ratio of Net Total Debt to Annualized EBITDA (last two quarters annualized) was 4.26x, in each case, calculated in accordance with the UPC Broadband Holding Bank Facility. As of March 31, 2015, we had maximum undrawn commitments of €846 million. When the March 31, 2015 compliance reporting requirements are completed, we anticipate €770 million will be available.

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VTR Reports Preliminary Q1 2015 Results

Quarterly RGU Gains Fueled by Strength in Broadband
Top-line Momentum in Both Cable and Mobile

VTR Finance B.V., including VTR GlobalCom SpA and its subsidiaries (collectively, "VTR"), is the leading cable operator in Chile, offering video, broadband internet and fixed-line telephony and mobile voice and data services to its 1.2 million customers across the country.

Operating and financial highlights*:

•	RGUs[2] and customers[16] have grown significantly since Q1 2014

◦	Gained 68,000 RGUs and 28,000 customers in last twelve months, including Q1 additions of 26,000 RGUs and 13,000 customers

◦	Doubled HD line-up during first quarter becoming clear HD market leader

◦	Introduced HD boxes to our "Vive" video tier in Q1

•	Driving substantial uptake in postpaid mobile subscribers, with 2015 quarter-end postpaid mobile subscribers over 90% higher than the corresponding prior-year amount

◦	Record level of postpaid mobile additions in Q1 of 14,000

◦	Expect to launch our Long Term Evolution ("LTE") mobile offering in the coming months

•	Delivered revenue growth of 5% in Q1 to CLP 130.3 billion

◦	Supported by growth in cable and mobile subscribers, improved tier mix and higher prices

◦	Q1 revenue adversely impacted by CLP 2.2 billion of retroactive adjustments to reflect proposed tariffs

•	Segment OCF[6] grew to CLP 47.4 billion, reflecting a 4% year-over-year increase

◦	Segment OCF growth negatively impacted by CLP 1.2 billion net impact of tariff changes and approximately CLP 1 billion related to FX movements

•	Operating income increased 2% to CLP 22.0 billion

•	Property and equipment additions[8] measured as a percentage of revenue declined from 20% in Q1 2014 to 19% in Q1 2015

•	Finished Q1 with a Consolidated Net Leverage Ratio[33] of 3.5x

* The financial figures contained in this release are prepared in accordance with U.S. GAAP37.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2015	2014

Footprint
Homes Passed [9]	2,985,800	2,933,200
Two-way Homes Passed [10]	2,467,000	2,412,300

Subscribers (RGUs)
Basic Video[11]	106,100	127,900
Enhanced Video[12]	902,300	870,900
Total Video	1,008,400	998,800

Internet[14]	954,900	899,400
Telephony[15]	701,600	698,400
Total RGUs	2,664,900	2,596,600

Q1 Organic RGU Net Additions (Losses)
Basic Video	(5,500)	(6,900)
Enhanced Video	400	16,300
Total Video	(5,100)	9,400

Internet	22,900	13,700
Telephony	7,800	8,700
Total RGU net additions	25,600	31,800

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	89.5%	87.2%
Internet as % of Two-way Homes Passed[28]	38.7%	37.3%
Telephony as % of Two-way Homes Passed[28]	28.4%	29.0%

Customer Relationships
Customer Relationships	1,237,900	1,210,300
RGUs per Customer Relationship	2.15	2.15
Q1 Monthly ARPU per Customer Relationship[17]	CLP 32,210	CLP 31,673

Customer Bundling
Single-Play	31.2%	32.1%
Double-Play	22.2%	21.2%
Triple-Play	46.6%	46.7%

Mobile Subscribers [19]
Postpaid	104,700	53,800
Prepaid	12,800	29,200
Total Mobile Subscribers	117,500	83,000

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three months ended March 31, 2015 and 2014.

	Three months ended March 31,
	2015	2014	% Change
	CLP in billions

Revenue	130.3	124.3	4.8

Segment OCF	47.4	45.7	3.7
Share-based compensation expense	(0.1)	(0.9)
Related-party fees and allocations[21]	(1.2)	(1.9)
Depreciation and amortization	(23.0)	(20.9)
Impairment, restructuring and other operating items, net	(1.1)	(0.5)
Operating income	22.0	21.5

Property and equipment additions	25.3	25.0	1.2

As % of Revenue
Segment OCF	36.4%	36.8%
Property and equipment additions	19.4%	20.1%

Subscriber Statistics

We experienced a strong start to 2015 in terms of customer and RGU growth, as we capitalized on enhanced commercial offers beginning in late February, which is the start of our primary selling season. Our product propositions were centered upon the strength of our broadband product including speed and WiFi, and a greatly improved HD video line-up that was available to our customers beginning in late February, thus was not available for the full period. In Q1, we added 13,000 customers to our base, including 8,000 bundled customers, and we gained 26,000 RGUs, led by our best result in broadband internet in almost three years.

Our Q1 RGU gain consisted of 23,000 broadband, 8,000 telephony additions, and a loss of 5,000 video subscribers. Broadband and telephony additions significantly improved relative to Q4 2014 broadband and telephony performance, which consisted of losses of 1,000 and 12,000, respectively. The improvement relative to Q4 was mostly due to seasonal effects. In particular, the month of March tends to be our strongest month of the year.

In terms of video, our quarterly loss was largely attributable to increased churn on enhanced video, stemming from higher levels of competition. With the introduction of our improved HD line-up, which doubled the number of HD channels that we carry to 46, we further strengthened our HD market leadership in Chile.

Moving to our mobile business, we added 14,000 postpaid mobile subscribers in the first quarter, reflecting growth of 65% over Q1 2014 postpaid net adds. Our quarterly gain represents our strongest result since the inception of our MVNO.

Financial Summary

Total revenue increased 5% to CLP 130.3 billion in Q1 2015 from CLP 124.3 billion in Q1 2014. This increase was primarily attributable to increases in (i) cable subscription revenue, driven by growth in subscribers and an increase in ARPU, and (ii) mobile subscription revenue, aided by growth in overall subscribers and improved customer mix weighted toward postpaid subscribers. Partially offsetting our revenue increase, our reported revenue was reduced by CLP 2.2 billion, reflecting the retroactive application of proposed tariffs on ancillary services and fixed-line termination rates during Q1 2015.

As compared to Segment OCF of CLP 45.7 billion for Q1 2014, we grew our Segment OCF by 4% to CLP 47.4 billion for Q1 2015. The increase in Segment OCF is primarily due to the aforementioned revenue growth, partially offset by the net effect of higher programming costs, higher sales and marketing costs and lower personnel costs. Our increased costs on a year-over-year basis include the adverse currency impact on our U.S. dollar-denominated programming and other expenses. In this regard, the average value of the Chilean peso depreciated 13% relative to the U.S. dollar in Q1 2015, as compared to Q1 2014, and we estimate that it adversely impacted our Segment OCF by approximately CLP 1 billion. Additionally, the negative impact of the aforementioned proposed tariffs, net of a retroactive decrease in the mobile access tariffs that we pay, resulted in a CLP 1.2 billion reduction to our Segment OCF. Our Segment OCF margin7 remained relatively unchanged during Q1 2015 as compared to Q1 2014.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details the nominal value and Chilean peso equivalent of the carrying value of VTR's consolidated third-party debt and cash and cash equivalents as of the dates indicated:

	March 31,		December 31,
	2015		2014
	Nominal	Carrying	Carrying
	Value	Value	Value
	in millions	CLP in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	875.3	849.7
VTR Dollar Credit Facility	$160.0	—	—
VTR CLP Credit Facility	CLP 22,000.0	—	—
Capital lease obligations		0.3	0.3
Total third-party debt and capital lease obligations		875.6	850.0

Less: cash and cash equivalents		31.1	51.7
Net third-party debt and capital lease obligations[23]		844.5	798.3

Exchange rate (CLP to $)		625.2	606.9

At March 31 2015, our fully-swapped third-party debt borrowing cost24 was approximately 11%, and the average tenor of our third-party debt was approximately nine years. For the first quarter, our debt increased due to the impact of translating our U.S. dollar-denominated senior secured notes into Chilean pesos, as the Chilean peso depreciated 3% versus the U.S. dollar during Q1.

Based on the results for Q1 2015, and subject to the completion of our Q1 2015 compliance reporting requirements, our consolidated net leverage ratio was 3.5x, calculated in accordance with the indenture governing the senior secured notes. As of March 31, 2015, we had maximum undrawn commitments under our credit facilities of $160 million (CLP 100 billion) and CLP 22 billion. When the March 31, 2015 compliance reporting requirements are completed, we anticipate the full amount of unused commitments will continue to be available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the strategies, future growth prospects and opportunities of our operating companies; subscriber and RGU growth; opportunities for upselling and bundling; the development and expansion of superior networks and innovative and advanced products and services, including the deployment of EuroDocsis 3.1 and planned launches of Horizon TV and Horizon Go; our mobile and wireless strategies, including anticipated 4G and LTE launches and expansion of WiFi networks; plans and expectations relating to Project Lightning; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of reorganizations and integrations; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, our ability to maintain certain accreditations, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Martijn Jonker	+31 88 717 2419

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Christian Fangmann	+49 221 84 62 5151	Katrin Köster	+49 221 84 62 5109

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Liberty Global's market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at March 31, 2015. In addition, Liberty Global served five million mobile subscribers and offered WiFi access across over five million access points.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty Cablevision. Liberty Global's operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — March 31, 2015
					Video
	Homes Passed(9)	Two-way Homes Passed(10)	Customer Relationships(16)	Total RGUs(2)	Basic Video Subscribers(11)	Enhanced Video Subscribers(12)	DTH Subscribers(25)	MMDS Subscribers(13)	Total Video	Internet Subscribers(14)	Telephony Subscribers(15)

Operating Data
Switzerland[26]	2,193,800	2,193,200	1,417,900	2,590,600	688,300	682,000	—	—	1,370,300	739,800	480,500
Austria	1,355,700	1,355,700	649,500	1,348,600	146,700	362,900	—	—	509,600	468,800	370,200
Poland	2,794,900	2,718,800	1,425,200	2,752,200	266,600	921,700	—	—	1,188,300	1,004,000	559,900
Hungary	1,580,600	1,564,200	1,078,100	1,985,800	201,700	439,400	281,200	—	922,300	562,300	501,200
Romania	2,452,500	2,340,200	1,177,800	1,927,500	296,200	556,800	317,200	—	1,170,200	444,000	313,300
Czech Republic	1,396,900	1,326,800	714,700	1,184,900	90,400	365,900	115,300	—	571,600	446,600	166,700
Slovakia	505,000	482,600	278,700	432,200	35,400	142,900	66,400	600	245,300	118,800	68,100
Total UPC Holding	12,279,400	11,981,500	6,741,900	12,221,800	1,725,300	3,471,600	780,100	600	5,977,600	3,784,300	2,459,900

United Kingdom	12,660,600	12,632,500	5,026,300	12,536,500	—	3,749,000	—	—	3,749,000	4,563,700	4,223,800
Ireland	853,300	757,100	511,800	1,101,900	37,500	321,500	—	27,500	386,500	365,800	349,600
Total Virgin Media	13,513,900	13,389,600	5,538,100	13,638,400	37,500	4,070,500	—	27,500	4,135,500	4,929,500	4,573,400

Subscriber Variance
Switzerland	500	800	(15,100)	5,400	(9,500)	(7,300)	—	—	(16,800)	10,400	11,800
Austria	5,300	5,300	(3,600)	(2,300)	(6,300)	(1,500)	—	—	(7,800)	4,800	700
Poland	11,000	12,700	(12,200)	(2,800)	(16,000)	2,900	—	—	(13,100)	6,800	3,500
Hungary	24,200	23,900	2,200	18,500	(7,900)	8,500	800	—	1,400	8,200	8,900
Romania	47,300	57,400	(8,500)	2,300	(9,400)	8,400	(7,600)	—	(8,600)	10,500	400
Czech Republic	24,200	44,400	(1,600)	(1,000)	800	(3,600)	3,300	—	500	1,600	(3,100)
Slovakia	500	600	(1,300)	(100)	(3,900)	1,100	300	—	(2,500)	2,000	400
Total UPC Holding	113,000	145,100	(40,100)	20,000	(52,200)	8,500	(3,200)	—	(46,900)	44,300	22,600

United Kingdom	33,200	34,100	9,800	23,000	—	(11,300)	—	—	(11,300)	27,100	7,200
Ireland	(1,500)	2,200	(7,200)	(9,300)	(2,600)	(11,700)	—	(2,700)	(17,000)	2,400	5,300
Total Virgin Media	31,700	36,300	2,600	13,700	(2,600)	(23,000)	—	(2,700)	(28,300)	29,500	12,500

Q1 Adjustments
Acquisition - Poland	1,000	1,000	2,600	3,200	—	400	—	—	400	2,600	200
U.K. Adjustments	(6,100)	(6,200)	—	—	—	—	—	—	—	—	—
Switzerland Adjustments	—	—	(5,900)	(5,900)	(5,900)	—	—	—	(5,900)	—	—
Czech Republic Adjustments	23,300	43,500	—	—	—	—	—	—	—	—	—

[1]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[2]
Revenue Generating Unit ("RGU") is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[3]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three months ended March 31, 2014 of the applicable borrowing groups to (i) in the case of the Virgin Media and UPC Holding borrowing groups, include the pre-acquisition revenue and Segment OCF of certain entities acquired during 2014 and 2015 (two small entities in the Virgin Media borrowing group and one small entity in the UPC Holding borrowing group) in our rebased amounts for the three months ended March 31, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months ended March 31, 2015, (ii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of offnet subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first quarter of 2015  from our rebased amounts for the three months ended March 31, 2014 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three months ended March 31, 2015, (iii) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the three months ended March 31, 2014 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the three months ended March 31, 2015 and (iv) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three months ended March 31, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2015. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated May 7, 2015, Liberty Global Reports First Quarter 2015 Results.

[4]
Business-to-business ("B2B") revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £4 million of the rebased increase from Q1 2014 to Q1 2015 in Virgin Media's B2B revenue.

[5]
Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[6]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as revenue less operating and selling, general and administrative ("SG&A") expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 21 below, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[7]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[8]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[9]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to countries that offer MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 26) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[10]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[11]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 110,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[12]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[13]	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

[14]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 40,200 asymmetric digital subscriber line (“ADSL”) subscribers within the U.K. and 65,900 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 66,800 subscribers who have requested and received this service.

[15]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 29,400 and 48,400 subscribers within the U.K. and Austria, respectively, that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 21,400 subscribers who have requested and received this service.

[16]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[17]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship is not adjusted for currency impacts.

[18]
Quad-play penetration represents the number of customers who subscribe to Virgin Media's four primary services: video, internet, fixed-line telephony, and postpaid or prepaid mobile telephony, divided by customer relationships.

[19]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[20]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[21]
During the first quarter of 2015, Liberty Global transferred certain entities that incur central and other administrative costs (the “Corporate Entities Transfer”) from UPC Holding B.V. to certain other Liberty Global subsidiaries that are outside of Liberty Global’s borrowing groups. In connection with the Corporate Entities Transfer, Liberty Global changed the processes it uses to charge fees and allocate costs and expenses from one subsidiary to another, which, as further described below, impact the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. This new methodology (the “2015 Liberty Global Allocation Methodology”) is intended to ensure that Liberty Global continues to allocate its central and administrative costs to its borrowing groups on a fair and rational basis. Subject to the specific terms contained in the debt agreements of Liberty Global’s subsidiaries, the implementation of the 2015 Liberty Global Allocation Methodology impacts the calculation of the EBITDA metric for each of Liberty Global’s subsidiary borrowing groups. In this regard, the components of related-party fees and allocations that are deducted to arrive at each EBITDA metric in 2015 and future periods are based on (i) the amount and nature of costs incurred by the allocating Liberty Global subsidiaries during the period, (ii) the allocation methodologies in effect during the period and (iii) the size of the overall pool of entities that are charged fees and allocated costs, such that changes in any of these factors would likely result in changes to the amount of related-party fees and allocations that will be deducted to arrive at each EBITDA metric in future periods. For example, to the extent that a Liberty Global subsidiary borrowing group was to acquire (sell) an operating entity, and assuming no change in the total costs incurred by the allocating entities, the fees charged and the costs allocated to the other subsidiary borrowing groups would decrease (increase).

[22]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[23]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[24]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease or finance lease obligations, respectively), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[25]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[26]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2015, Switzerland’s partner networks account for 141,300 Customer Relationships, 282,000 RGUs, 112,100 Enhanced Video Subscribers, 99,300 Internet Subscribers, and 70,600 Telephony Subscribers.

[27]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of total video RGUs.

[28]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total two-way homes passed.

[29]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define Segment EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as Segment EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 21 above, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[30]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[31]
On November 11, 2014, a Liberty Global subsidiary acquired a controlling interest in Ziggo Holding, formerly known as Ziggo N.V. (“the Ziggo Acquisition”). The Liberty Global subsidiary accounted for this transaction using the acquisition method of accounting. During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganizations of its broadband and wireless communications businesses in Europe, including the Netherlands Reorganization. The Netherlands Reorganization represents common control transfers of Ziggo Holding and UPC Nederland that we have accounted for at the respective Liberty Global subsidiaries’ basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods in which Ziggo Holding and UPC Nederland were under the common control of Liberty Global (i.e., all periods beginning after the November 11, 2014 completion of the Ziggo Acquisition). After giving effect to the Netherlands Reorganization, UPC Nederland will be treated as the predecessor entity of Ziggo for financial reporting purposes. Therefore, pro forma financial and operating information as of and for the three months ended March 31, 2014 has been provided giving effect to the Netherlands Reorganization and the Ziggo Acquisition as if they had been completed as of January 1, 2014. These pro forma amounts, which include the impacts of acquisition accounting on Ziggo Holding’s operating results, are not necessarily indicative of the operating results that would have occurred if the Netherlands Reorganization and the Ziggo Acquisition had occurred on such date. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

[32]	International Financial Reporting Standards, as adopted by the European Union.

[33]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[34]	Reduction of workforce and office closures is subject to the advice of the works councils in the Netherlands, which is expected shortly.

[35]
The FX-neutral change in ARPU represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[36]
Amounts represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding.

[37]	Accounting principles generally accepted in the United States.

Additional General Notes:

Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability, of our network up to the street cabinet with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.